                               NONCOMPETITION AGREEMENT


     This Noncompetition Agreement (this "Agreement") is made as of April 22, 1998, by and between Henry Company, a California corporation ("Henry"), and Edward P. Mooney ("Executive") a Principal Executive and Shareholder of Monsey Products Co., a Pennsylvania corporation (Monsey Products Co., together with its subsidiaries, the "Company").

                                       RECITALS

     Concurrently with the execution and delivery of this Agreement, Buyer is purchasing from Seller and the other shareholders of the Company all of the Company's issued and outstanding shares (the "Shares") of capital stock pursuant to a stock purchase agreement dated as of February 27, 1998 (the "Stock Purchase Agreement"). Section 2.4(a)(iii) of the Stock Purchase Agreement requires that certain of the Principal Executives execute and deliver to Buyer a noncompetition agreement as a condition to the Buyer's purchase of the Shares.

     The parties, intending to be legally bound, agree as follows:


                                       ARTICLE I.

                                     DEFINITIONS

     Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Stock Purchase Agreement.

                                       ARTICLE II.

                             ACKNOWLEDGMENTS BY EXECUTIVE

     Executive acknowledges that (a) Executive has occupied a position of trust and confidence with the Company prior to the date hereof, is highly knowledgeable with respect to the business of the Company, and has become familiar with the following, any and all of which constitute confidential information of the Company, (collectively the "Confidential Information"):
(i) any and all trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, of the Company and any other information, however documented, of the Company that may constitute a trade secret unde applicable; (ii) any and all information concerning the business and affairs of the Company (including historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and (iii) any and all notes, analysis, studies and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing; (b) the business of the Company is international in scope; (c) its products and services are marketed throughout the United States and Canada; (d) the Company competes with other businesses that are or could be located in any part of the United States or Canada; (e) the provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve the Company' business, and (g) the Company would be irreparably damaged if Executive were to breach the covenants set forth in Sections 3 and 4 of this Agreement.

                                       ARTICLE III.

                               CONFIDENTIAL INFORMATION

     Executive acknowledges and agrees that all Confidential Information known or obtained by Executive, whether before or after the date hereof, is the property of the Company. Therefore, Executive agrees that Executive will not, at any time, disclose to any unauthorized Persons or use for his own account or for the benefit of any third party any Confidential Information, whether Executive has such information in Executives' memory or embodied in writing or other physical form, without Henry's written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Executives' fault or the fault of any other Person bound by a duty of confidentiality to Henry or the Company.


                                      ARTICLE IV.

                                   NONCOMPETITION

     For the consideration to be under this Agreement, Executive agrees that:

     (1)  For a period of ten (10) years from the date hereon (the "Period");

          (a) Executive will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or lend Executives' name or any similar name to, or render services or advice to, any business whose products or activities compete in whole or in part with the current products or activities of the Company, which business is the manufacture and sale of building envelope systems and related products, roofing membranes (modified bitumen and other related roofing products), asphalt or wax based industrial emulsions, roof and driveway coatings and cement, and paving sealers, provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Executive agrees that this covenant is reasonable with respect to its duration, geographical area, and scope; provided, further, that the Period with respect to the manufacture and sale of building envelope systems shall be five (5) years.

          (b) Executive will not, directly or indirectly, either for himself or any other Person, (A) induce or attempt to induce any employee of the Company or the Company's parent entity to leave the employ of such company,
(B) in any way interfere with the relationship between the Company or the Company's parent entity and any employee of the Company or the Company's parent entity, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company or the Company's parent entity, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company or the Company's parent entity to cease doing business with such company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of any such company.

          (c) Executive will not, directly or indirectly, either for himself or any other Person, solicit the business of any Person known to Executive to be a customer of the Company or the Company's parent entity, whether or not Executive had personal contact with such Person;

     (2) If Executive breaches any covenant set forth in Subsection 3(1) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach;

     (3) Executive will not, at any time during or after the Period, disparage Henry, the Company or the Company's parent entity, or any of their shareholders, directors, officers, employees, or agents; and

                                       ARTICLE V.

                                      COMPENSATION

     As consideration for the covenants in Section 4 of this Agreement, the Company will pay Executive the sum of One Million Two Hundred Ninety-Six Thousand Dollars ($1,296,000) on the date hereof.

                                      ARTICLE VI.

                                       REMEDIES

     If Executive breaches the covenants set forth in Sections 4 or 5 of this Agreement, Henry and the Company will be entitled to the following remedies:

     (1)  Damages from Executive;

     (2) In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 4 and 5 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Henry or the Company and would be an inadequate remedy for such breach.

     (3) The rights and remedies of the parties to this Agreement are cumulative and not alternative.

                                       ARTICLE VII.

                                SUCCESSORS AND ASSIGNS

     This Agreement will be binding upon Henry and Executive and will inure to the benefit of Henry and the Company and its affiliates, successors and assigns and Executive and Executives' assigns, heirs and legal representatives.

                                       ARTICLE VIII.

                                         WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

                                       ARTICLE IX.

                                     GOVERNING LAW

     This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

                                       ARTICLE X.

                           JURISDICTION; SERVICE OF PROCESS

     Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the federal and state courts of the State of Delaware, each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

                                       ARTICLE XI.

                                      SEVERABILITY

     Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Sections 3 and 4 of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Executive.

                                       ARTICLE XII.

                                       COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                                       ARTICLE XII.

                            SECTION HEADINGS, CONSTRUCTION

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                                       ARTICLE XIV.

                                         NOTICES

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when
(a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

     Executive:     Edward P. Mooney
                    Monsey Bakor
                    Cold Stream Road
                    Kimberton, Pennsylvania 19442

                    Facsimile No.:  610/933-4598

     Henry:         Henry Group of Companies
                    2911 Slauson Avenue
                    Huntington Park, California 90255

                    Attention: Warner Henry
                    Facsimile No.: 213/583-8582


                                       ARTICLE XV.

                                   ENTIRE AGREEMENT

     This Agreement and the Stock Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between Henry and Executive with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

HENRY COMPANY                                Executive:

             /s/ Richard Gordinier
             --------------------------
By:          Richard Gordinier
             --------------------------
                                             /s/ E. P. Mooney
                                             ------------------------

                                             ------------------------
                                             Edward P. Mooney

Its:        President
            ---------------------------